Exhibit 99.2
Investor Update - January 21, 2016

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This update includes forecasted operational and financial information for our consolidated and mainline operations. Our disclosure of operating cost per available seat mile, excluding fuel and other items, provides us (and may provide investors) with the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expenses per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expenses for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

We are providing information about estimated fuel prices and our hedging program. Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period. Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

We are also providing our expected capital expenditures and fleet count for future periods. These estimates are based on firm commitments we currently have in place for future aircraft deliveries and our current estimate of non-aircraft capital spending.

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2014. Some of these risks include general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our indebtedness, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, and changes in laws and regulations. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

AIR GROUP - CONSOLIDATED
Forecast Information

	Forecast Q1 2016	Change Y-O-Y	Forecast Full Year 2016	Change Y-O-Y
Capacity (ASMs in millions)	10,450 - 10,500	~ 13.5%	43,000 - 43,100	~ 8%
Cost per ASM excluding fuel and special items (cents)	8.47¢ - 8.52¢	~ (1.5)%	8.20¢ - 8.25¢	~ (1)%
Fuel gallons (000,000)	133	~ 12%	540	~ 6.5%
Economic fuel cost per gallon(a)	$1.25	(37)%	(b)	(b)

(a)
Our economic fuel cost per gallon estimate for the first quarter includes the following per-gallon assumptions:  crude oil cost - $0.71 ($30 per barrel); refining margin - 30 cents; cost of settled hedges - 3 cents, with the remaining difference due to taxes and other into-plane costs.

(b)	Because of the volatility of fuel prices, we do not provide full-year economic fuel estimates.

Nonoperating Expense
We expect that our consolidated nonoperating expense will be approximately $3 million in the first quarter of 2016.

Capital Expenditures(a)
Total expected capital expenditures are as follows (in millions):

	2016 (b)	2017	2018	2019
Aircraft and aircraft purchase deposits - firm	$450	$470	$400	$345
Other flight equipment	40	45	40	40
Other property and equipment	150	105	85	85
Total property and equipment additions	$640	$620	$525	$470
Option aircraft and aircraft deposits, if exercised.(c)	$65	$130	$235	$350

(a)	Preliminary estimate, subject to change. Figures exclude capitalized interest.

(b)
2016 capital expenditures declined from previous guidance as we paid $72 million of pre-delivery purchase deposits in December 2015 that were originally projected to be paid in the first quarter of 2016.

(c)
Alaska has options to acquire 46 737 aircraft with deliveries from 2018 through 2024, and options to lease 8 E-175 aircraft with deliveries from 2017 to 2018. Horizon has options to acquire 5 Q400 aircraft with deliveries from 2018 through 2019 which we currently do not expect to exercise and the deposits are excluded from the table above.

(d)
We are currently evaluating an order of up to 30 regional jets for deliveries over the next several years. No commercial terms have been reached, however, if the order is placed in 2016, we would expect additional capital expenditures of up to $90 million in 2016.

Projected Fleet Count(a)

	Actual Fleet Count		Expected Fleet Activity
Aircraft	Dec 31, 2014	Dec 31, 2015	2016 Changes	Dec 31, 2016	2017 - 2018 Changes	Dec 31, 2018
737 Freighters & Combis	6	6	—	6	(3)	3
737 Passenger Aircraft (b)	131	141	3	144	12	156
Total Mainline Fleet	137	147	3	150	9	159
Q400	51	52	—	52	(15)	37
E-175(c)	—	5	10	15	8	23
CRJ-700(c)	8	8	(8)	—	—	—
Total Regional Fleet	59	65	2	67	(7)	60
Total Air Group Fleet	196	212	5	217	2	219

(a)	The expected fleet counts at December 31, 2016 and beyond are subject to change.

(b)	2016 change in 737 passenger aircraft reflects the removal from service of three 737-700 aircraft. These aircraft are being converted to freighters and will return to service in 2017.

(c)	Aircraft are operated under capacity purchase agreements with a third party.

AIR GROUP - CONSOLIDATED (continued)

Future Fuel Hedge Positions
All of our future oil positions are call options, which are designed to effectively cap the cost of the crude oil component of our jet fuel purchases. Our crude oil positions are as follows:

	Approximate % of Expected Fuel Requirements	Weighted-Average Crude Oil Price per Barrel	Average Premium Cost per Barrel
First Quarter 2016	50%	$74	$2
Second Quarter 2016	50%	$66	$3
Third Quarter 2016	40%	$66	$3
Fourth Quarter 2016	30%	$65	$3
Full Year 2016	42%	$68	$3
First Quarter 2017	20%	$60	$3
Second Quarter 2017	10%	$58	$3
Full Year 2017	7%	$59	$3

ALASKA AIRLINES - MAINLINE
Forecast Information

	Forecast Q1 2016	Change Y-O-Y	Forecast Full Year 2016	Change Y-O-Y
Capacity (ASMs in millions)	9,350 - 9,400	~ 12.5%	38,175 - 38,275	~ 6.5%
Cost per ASM excluding fuel and special items (cents)(b)	7.51¢ - 7.56¢	~ (1.5)%	7.35¢ - 7.40¢	~ (0.5)%
Fuel gallons (000,000)	114	~ 11%	460	~ 5%
Economic fuel cost per gallon(a)	$1.25	~ (37)%	(b)	(b)

(a)	Please see note (a) in Consolidated for the breakout of economic fuel cost per gallon.

(b)	Because of the volatility of fuel prices, we do not provide full-year economic fuel estimates.